Exhibit 99.1

August 8, 2013

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases second quarter 2013 results

Reports net income of $18.2 million or $0.42 per diluted share, and adjusted EBITDA of $25.3 million

Conference call begins at 9:00 a.m. Eastern time August 9, 2013

CLAYTON, Mo. (August 8, 2013) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the three months ended June 30, 2013.

Second Quarter 2013 Financial Highlights (all comparisons are with the second quarter of 2012)

●	Revenues were $106.1 million, up 3% from $103.2 million
●	Adjusted EBITDA was $25.3 million, up 327% from $5.9 million
●	Net income increased to $18.2 million, or $0.42 per diluted share, from $8.5 million, or $0.20 per diluted share.

First Half 2013 Financial Highlights (all comparisons are with the first half of 2012)

●	Revenues were $198.2 million, up 5% from $189.0 million
●	Adjusted EBITDA was $43.1 million, up 91% from $22.5 million
●	Net income increased to $32.2 million, or $0.75 per diluted share, from $15.6 million, or $0.38 per diluted share.

“We are extremely pleased with our record performance resulting from strong margins in the biofuel segment and solid performance from our chemical segment,” said Lee Mikles, FutureFuel president. “We, like the rest of the biofuel industry, realize the importance that continued support from our legislatures in the Renewable Fuel Mandate and the blenders credit has on our biodiesel business. The chemical pipeline of potential new custom products continues to be strong but we do face challenges in bridging the gap in the volumetric decline of existing chemicals and are diligently working in that effort.”

2013 Regular Cash Dividends

FutureFuel declared normal quarterly dividends of $0.11 per share for 2013. The remaining 2013 dividends will be paid in September and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Dollar Change	% Change
Revenues	$106,063	$103,237	$2,826	3%
Income from operations	$24,975	$11,572	$13,403	116%
Net income	$18,156	$8,473	$9,683	114%
Earnings per common share - basic	$0.42	$0.21	$0.21	100%
Earnings per common share – diluted	$0.42	$0.20	$0.22	110%
Capital expenditures (net reimbursements)	$2,345	$1,823	$522	29%
Adjusted EBITDA	$25,340	$5,940	$19,400	327%
Cash and cash equivalents and marketable securities	$185,711	$178,968	$6,743	4%

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Dollar Change	% Change
Revenues	$198,228	$188,964	$9,264	4.9%
Income from operations	$43,925	$22,155	$21,770	98.3%
Net income	$32,206	$15,586	$16,620	106.6%
Earnings per common share - basic	$0.75	$0.38	$0.37	97.4%
Earnings per common share – diluted	$0.75	$0.38	$0.37	97.4%
Capital expenditures (net of customer reimbursements and grants)	$3,606	$3,779	$(173)	(4.6% )
Adjusted EBITDA	$43,074	$22,524	$20,550	91.2%

Second Quarter Financial and Business Summary

Revenues for the second quarter of 2013 were $106,063,000 as compared to revenues for the second quarter of 2012 of $103,237,000, an increase of 3%. Revenues from biofuels were up 3% and accounted for 60% of total revenues in the second quarter of 2013 and in the second quarter of 2012. Revenues from chemicals increased 3% and accounted for 40% of total revenues in the second quarter of 2013 and in the second quarter of 2012. Revenue from the bleach activator and the proprietary herbicide and intermediates are together the most significant components of our chemicals business revenue base, accounting for 18% and 23% of total revenues for the second quarter of 2013 and 2012, respectively. Revenues from both of these products have continued to comprise a smaller percentage of our total revenues in 2013 as revenues from our biofuels segment have increased coupled with decreases in the sales of the bleach activator and the proprietary herbicide and intermediates. Revenues from biofuels increased from $62,344,000 in the three months ended June 30, 2012 to $64,037,000 in the three months ended June 30, 2013. We have experienced increased sales quantities in the second quarter of 2013 with the reinstatement of the blenders credit in January 2013 compared to the second quarter of 2012 when the blender credit was not available.

Income from operations increased from $11,572,000 in the three months ended June 30, 2012 to $24,975,000 in the three months ended June 30, 2013. FutureFuel does not report income from operations by segment, but does report segment gross profit. The chemicals segment gross profit increased 31% to $14,784,000 in the three months ended June 30, 2013 from $11,249,000 in the three month ended June 30, 2012. Biofuels segment gross profit increased to $12,842,000 in the three months ended June 30, 2013 from $3,151,000 in the three months ended June 30, 2012. Market conditions were more favorable for biodiesel in 2013 as compared to 2012 largely as a result of the reinstatement of the $1.00 blenders credit in January 2013. Biodiesel profitability in the second quarter of 2012 was negatively impacted due to our inventory of unsold, internally generated RINs. At June 30, 2013 we maintained a minimal inventory of RINs. Also impacting Biofuels gross profit were hedging gains. For the second quarter of 2013 hedging gains totaled $2,327,000 down from a gain of $8,473,000 in the second quarter of 2012.   Chemical segment gross profit increased primarily as a result of three factors. First, the improved economies of scale on fixed resources from the addition of new chemical products and, to a greater degree, continued increased biodiesel production. Second, improved profit from the bleach activator business as the sales price has increased on the customer’s reduced sales demands. Lastly, profit improved with the variation in the product mix sold.

Net income increased from $8,473,000, or $0.20 per diluted share, for the second quarter of 2012 compared with $18,156,000 or $0.42 per diluted share for the second quarter of 2013. This increase was the net result of the factors noted above. Adjusted EBITDA totaled $25,340,000 in the second quarter of 2013 as compared to $5,940,000 in the second quarter of 2012.

Six Month Financial and Business Summary

Revenues for the six months ended June 30, 2013 were $198,228,000 as compared to revenues for the six months ended June 30, 2012 of $188,964,000, an increase of 5%. Revenues from biofuels increased 6% and accounted for 59% of total revenues in the first six months of 2013 as compared to 58% in the first six months of 2012. Revenues from chemicals increased 4% and accounted for 41% of total revenues in the first six months of 2013 as compared to 42% in the first six months of 2012. Revenue from the bleach activator and the proprietary herbicide and intermediates are together the most significant components of our chemicals business revenue base, accounting for 20% of total revenues for the six months ended June 30, 2013 as compared to 23% of total revenues for the six months ended June 30, 2012. These products comprised a smaller percentage of our total revenues in 2013 as revenues from our other custom products have assumed a larger percentage coupled with decreases in the sales of the bleach activator and the proprietary herbicide and intermediates. Revenues from biofuels increased from $109,662,000 in the six months ended June 30, 2012 to $116,066,000 in the six months ended June 30, 2013. The reinstatement of the $1.00 per gallon federal blenders credit in January 2013 along with the government mandated renewable fuel standard for biodiesel combined to improve the economics of biodiesel in 2013. Revenues from biofuels have also been impacted by our sales of refined petroleum products as a supplier on a common carrier pipeline. Such gross sales totaled $8,881,000 in the first six months of 2012 compared to $9,213,000 in the first six of 2013. Such sales generate little gross profit.

Income from operations increased from $22,155,000 in the six months ended June 30, 2012 to $43,925,000 in the six months ended June 30, 2013. FutureFuel does not report income from operations by segment, but does report segment gross profit. The chemicals segment gross profit increased 22% to $27,850,000 in the six months ended June 30, 2013 from $22,918,000 in the six month ended June 30, 2012. Biofuels segment gross profit increased to $21,157,000 in the six months ended June 30, 2013 from $4,283,000 in the six months ended June 30, 2012. This increase was largely a result of a combination of the following: (i) as a result of the retroactive reinstatement of the 2012 $1.00 blenders credit, we recognized a $2,535,000 in profit in the first quarter of 2013. As stated above, this credit will expire at December 31, 2013. No such reduction in cost of goods sold was recognized in the first quarter of 2012; biodiesel profitability in the six months of 2012 was negatively impacted due to our inventory of unsold, internally generated RINs. We do not allocate production costs to internally generated RINs, and, from time to time, we enter into sales of biodiesel on a “RINs-free” basis. Such method of selling results in us maintaining possession of the applicable RINs from the sale. The benefit derived from the eventual sale of the RINs is not reflected in our results of operations until such time as the RIN sale has been completed, which may lead to variability in our reported operating results. At June 30, 2012 we had RINs available for sale which we did not have at June 30, 2013. Overall market conditions were more favorable for biodiesel in 2013 as compared to 2012 largely as a result of the reinstatement of the $1.00 blenders’ credit in effect for 2013, which was not in effect for 2012. Biofuels gross profit was negatively impacted by a reduction in hedging gains. For the first six months of 2013 hedging gains totaled $3,666,000 down from a gain of $5,219,000 in the first six months of 2012.   Chemical segment gross profit increased primarily as a result of the combination of the following: (i) profits realized with the change in product mix; (ii) variability in production expenditures and timing differences in price adjustments to customers for such variability; (iii) improved profit on the bleach activator as sales price has increased on lower sales demands and (iv) as sales in our biofuels segment increased, fixed costs that may have previously been more heavily allocated to the chemicals segment were being allocated in greater proportion to the biofuels segment.

Net income increased from $15,586,000, or $0.38 per diluted share, for the first six months of 2012 compared with $32,206,000 or $0.75 per diluted share for the first six months of 2013. This increase was the net result of the factors noted above. Adjusted EBITDA totaled $43,074,000 in the first six months of 2013 as compared to $22,524,000 in the first six months of 2012.

Capital Expenditures

Capital expenditures were $5,733,000 in the first six months of 2013, compared with $4,068,000 in the first six months of 2012. FutureFuel was reimbursed for a portion of these expenditures by certain customers as summarized in the following table.

(Dollars in thousands)

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Cash paid for capital expenditures	$5,733	$4,068
Cash received as reimbursement of capital expenditures	(2,127)	(289)
Cash paid, net of reimbursement, for capital expenditures	$3,606	$3,779

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $185,711,000 as of June 30, 2013, compared with $146,505,000 as of December 31, 2012.

Conference Call and Webcast

A conference call and webcast will be held August 9, 2013 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time). To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers). The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 25379817.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. In its biofuels segment, the company predominantly produces biodiesel. Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2012 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense, and, in 2013, the impact from the retroactive reinstatement of the 2012 $1.00 biodiesel blenders tax credit. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$87,145	$58,737
Accounts receivable, net of allowances of $0 and $0, respectively	29,025	22,782
Inventory	50,626	41,992
Marketable securities	98,566	87,768
Other current assets	3,838	2,657
Total current assets	269,200	213,936
Property, plant and equipment, net	138,831	138,865
Other assets	2,516	2,436
Total noncurrent assets	141,347	141,301
Total Assets	$410,547	$355,237

Liabilities and Stockholders’ Equity
Accounts payable	$21,491	$16,476
Other current liabilities	26,316	19,758
Total current liabilities	47,807	36,234
Deferred revenue – long-term	26,129	27,684
Other noncurrent liabilities	30,770	30,985
Total noncurrent liabilities	56,899	58,669
Total liabilities	104,706	94,903
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,334,441 and 41,739,569 issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	4	4
Accumulated other comprehensive income	6,140	2,597
Additional paid in capital	276,333	257,041
Retained earnings	23,364	692
Total stockholders’ equity	305,841	260,334
Total Liabilities and Stockholders’ Equity	$410,547	$355,237

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2013	2012
Revenues	$106,063	$103,237
Cost of goods sold and distribution	78,437	88,837
Gross profit	27,626	14,400
Selling, general and administrative expenses	1,860	1,999
Research and development expenses	791	829
	2,651	2,828
Income from operations	24,975	11,572
Other income, net	3,679	1,118
Income before income taxes	28,654	12,690
Provision for income taxes	10,498	4,217
Net income	$18,156	$8,473

Earnings per common share
Basic	$0.42	$0.21
Diluted	$0.42	$0.20
Weighted average shares outstanding
Basic	43,334,441	41,319,057
Diluted	43,361,555	41,462,594

Comprehensive Income
Net income	$18,156	$8,473
Other comprehensive loss from unrealized net losses on available-for-sale securities, net of tax of $(1,143) in 2013 and of $(730) in 2012	(1,836)	(1,173)
Comprehensive income	$16,320	$7,300

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Revenues	$198,228	$188,964
Cost of goods sold and distribution	149,221	161,763
Gross profit	49,007	$27,201
Selling, general and administrative expenses	3,375	3,374
Research and development expenses	1,707	1,672
	5,082	5,046
Income from operations	43,925	22,155
Other income, net	4,885	2,514
Income before income taxes	48,810	24,669
Provision for income taxes	16,604	9,083
Net income	$32,206	$15,586

Earnings per common share
Basic	$0.75	$0.38
Diluted	$0.75	$0.38
Weighted average shares outstanding
Basic	43,132,398	41,316,958
Diluted	43,156,827	41,477,864

Comprehensive Income
Net income	$32,206	$15,586
Other comprehensive income /(loss) from unrealized net gains/(losses) on available-for-sale securities, net of tax of $2,210 in 2013 and $(29) in 2012	3,543	(47)
Comprehensive income	$35,749	$15,539

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows provided by operating activities
Net income	$32,206	$15,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,384	5,178
Provision for (benefit from) deferred income taxes	(759)	(1,495)
Change in fair value of derivative instruments	723	745
Gain on the sale of investments	(2,089)	(198)
Impairment of fixed assets	382	-
Loss on disposals of fixed assets	-	107
Stock based compensation	-	259
Noncash interest expense	12	12
Changes in operating assets and liabilities:
Accounts receivable	(1,844)	9,103
Accounts receivable – related parties	(4,399)	3
Inventory	(8,634)	14,082
Prepaid expenses	697	579
Accrued interest on marketable securities	(200)	-
Other assets	(291)	(3)
Accounts payable	5,452	(735)
Accounts payable – related parties	(437)	(2,677)
Income taxes payable	1,756	723
Accrued expenses and other current liabilities	2,914	2,047
Accrued expenses and other current liabilities – related parties	100	(26)
Deferred revenue	(1,445)	100
Net cash provided by operating activities	29,528	43,390
Cash flows from investing activities
Collateralization of derivative instruments	(2,189)	1,606
Purchase of marketable securities	(21,291)	(24,892)
Proceeds from the sale of marketable securities	18,335	14,371
Proceeds from the sale of fixed assets	-	63
Capital expenditures	(5,733)	(4,068)
Net cash used in investing activities	(10,878)	(12,920)
Cash flows from financing activities
Proceeds from the issuance of stock	19,292	72
Excess tax benefits associated with stock options	-	8
Payment of dividends	(9,534)	(8,264)
Net cash provided by/(used in) financing activities	9,758	(8,184)
Net change in cash and cash equivalents	28,408	22,286
Cash and cash equivalents at beginning of period	58,737	89,745
Cash and cash equivalents at end of period	$87,145	$112,031

Cash paid for interest	$-	$2
Cash paid for income taxes	$13,387	$9,847

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,
	2013	2012
Adjusted EBITDA	$25,340	$5,940
Depreciation	(2,726)	(2,594)
Non-cash stock-based compensation expense	-	(259)
Interest and dividend income	1,689	1,147
Interest expense	(6)	(9)
Loss on disposal of property and equipment	-	(44)
Gains on derivative instruments	2,327	8,625
Other income/(expense), net	2,030	(116)
Income tax expense	(10,498)	(4,217)
Net income	$18,156	$8,473

	Six Months Ended June 30,
	2013	2012
Adjusted EBITDA	$43,074	$22,524
Depreciation and amortization	(5,384)	(5,178)
Non-cash stock-based compensation expense	-	(259)
Retroactive reinstatement of 2012 $1.00 blender credit	2,535	-
Interest and dividend income	2,842	2,287
Interest expense	(12)	(15)
Loss on disposal of property and equipment	-	(107)
Gains on derivative instruments	3,666	5,219
Other income/(expense), net	2,089	198
Income tax expense	(16,604)	(9,083)
Net income	$32,206	$15,586

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Adjusted EBITDA	$43,074	$22,524
(Benefit from) provision for deferred income taxes	(759)	(1,495)
Impairment of fixed assets	382	-
Retroactive reinstatement of 2012 $1.00 blenders credit	2,535	-
Interest and dividend income	2,842	2,287
Income tax expense	(16,604)	(9,083)
Gains on derivative instruments	3,666	5,219
Change in fair value of derivative instruments and marketable securities	723	745
Changes in operating assets and liabilities, net	(6,331)	23,196
Other	-	(3)
Net cash provided by operating activities	$29,528	$43,390

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2013	2012
Revenues
Chemicals	$42,026	$40,893
Biofuels	64,037	62,344
Revenues	$106,063	$103,237

Segment gross profit
Chemicals	$14,784	$11,249
Biofuels	12,842	3,151
Segment gross profit	27,626	14,400
Corporate expenses	(2,651)	(2,828)
Income before interest and taxes	24,975	11,572
Interest and other income	3,719	1,243
Interest and other expense	(40)	(125)
Provision for income taxes	(10,498)	(4,217)
Net income	$18,156	$8,473

	Six Months Ended June 30,
	2013	2012
Revenues
Chemicals	$82,162	$79,302
Biofuels	116,066	109,662
Revenues	$198,228	$188,964

Segment gross profit
Chemicals	$27,850	$22,918
Biofuels	21,157	4,283
Segment gross profit	49,007	27,201
Corporate expenses	(5,082)	(5,046)
Income before interest and taxes	43,925	22,155
Interest and other income	4,931	2,529
Interest and other expense	(46)	(15)
Provision for income taxes	(16,604)	(9,083)
Net income	$32,206	$15,586

Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.